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                                                                       EXHIBIT 2

                                                             [Execution Version]

                           CONVERTIBLE PROMISSORY NOTE
                                  (Term Loan D)

THIS CONVERTIBLE PROMISSORY NOTE AND THE SHARES OF CAPITAL STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR IN RELIANCE ON AN AVAILABLE EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

U.S. $1,000,000            Vancouver, British Columbia              June 5, 2000

         KAFUS INDUSTRIES LTD., f/k/a Kafus Environmental Industries Ltd., a British Columbia corporation (the "Borrower"), for value received, hereby promises to pay to the order of ECT MERCHANT INVESTMENTS CORP., a Delaware corporation (the "Lender"), the principal sum of ONE MILLION AND NO/100 UNITED STATES DOLLARS (U.S. $1,000,000) in accordance with the terms of this Convertible Promissory Note (this "Note").

1.       Principal.

         The advance of the principal amount of this Note shall be made in accordance with Section 2.6 of the Amended and Restated Note Agreement dated as of March 11, 1999 (as amended, the "Note Agreement") between the Borrower and the Lender, certain rights under which have been assigned to ENA CLO I Holding Company I L.P. ("Holdco"), as amended by the Amendment to Note Agreements dated as of June 5, 2000, among the Borrower, the Lender, Holdco, and certain other note purchasers signatory thereto.

         The Borrower may prepay the outstanding principal amount of this Note upon ten (10) days advanced written notice to the Lender, provided that prepayments shall be applied first to accrued but unpaid interest and then to the outstanding principal amount of this Note. The Lender may convert any part of this Note in accordance with Section 5 after receipt of the notice of prepayment.

         The Borrower shall pay to the Lender the outstanding principal amount of this Note on June 30, 2001 (the "Maturity Date").



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2.       Interest.

         The outstanding principal amount of this Note shall bear interest at 15% per annum compounded annually, calculated based upon a 365/366 day year for the actual number of days elapsed. The Borrower shall pay to the Lender all accrued but unpaid interest on this Note on the Maturity Date. For purposes of this Note, including Section 5, compounding interest shall not be deemed to increase the principal amount of this Note, but merely as a method of calculating the rate of interest charged.

3.       Payments Generally.

         The Lender shall record in its records all advances and payments of principal and interest on this Note. Any failure of the Lender to make such recordings, however, shall not affect the Borrower's repayment obligations. The Lender's records shall be presumptive evidence of the principal and interest owed by the Borrower.

          Unless otherwise stated, all monetary amounts expressed under this Note and all payments due under this Note are expressed in and shall be due in U.S. Dollars. The Borrower shall make all payments required under this Note not later than 1:00 p.m., Houston, Texas, time on any date when due to the Lender at such location as is specified by the Lender in writing in immediately available funds. Whenever any payment to be made under this Note shall be stated to be due on a day other than a day on which the banks in Houston, Texas, and Vancouver, British Columbia, are required to be open (a "Business Day"), such payment shall be due and payable on the next succeeding Business Day. If the date for payment of any obligation is not specified in this Note, such obligation shall be payable upon demand.

         Any and all payments by the Borrower shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, other than taxes imposed on the income of and franchise taxes imposed on the Lender in each case by any jurisdiction in which the Lender is a citizen or resident or any political subdivision of such jurisdiction (all such non excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from any sum payable to the Lender (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this paragraph), the Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant


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taxation authority or other authority in accordance with applicable law. In connection with any transfer of this Note to an affiliate of the Lender, the Lender shall, if no Event of Default is continuing, use commercially reasonable efforts to make any such transfer to an entity generally eligible for reduced treaty rates; provided however, that if the Lender determines in its sole discretion to transfer this Note to an affiliate which is not eligible for reduced treaty rates, then the Lender may transfer this Note to such affiliate, notwithstanding the foregoing.

         The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made with respect to, or from the execution, delivery, filing, or registration of, this Note or any documents securing or supporting this Note.

         If any sum due from the Borrower under this Note or any order or judgment given in relation hereto has to be converted from the currency in which the same is payable hereunder or under such order or judgment (the "first currency") into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the Borrower with any governmental authority or in any court, tribunal, or arbitration panel or (ii) enforcing any order or judgment given in relation hereto, the Borrower shall indemnify the Lender against any loss incurred as a result of any discrepancy between (A) the rate of exchange used when restating the amount in question from the first currency into the second currency and (B) the rate or rates of exchange at which the Lender purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such sum due or order or judgment. The foregoing indemnity shall constitute a separate obligation of the Borrower distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

4.       Default and Remedies.

         It shall be an "Event of Default" under this Note if the Borrower fails to pay when due any amount due under this Note, including payments of principal, interest, fees, reimbursements, or indemnifications. It shall also be an "Event of Default" under this Note to the extent the Note Agreement or any other security documents, credit support documents, or other loan documents securing, supporting, or related to this Note (collectively, the "Loan Documents") so provide.

         During the continuation of any Event of Default, the Lender may (i) declare by written notice to the Borrower all of its commitments related to this Note terminated,


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whereupon such commitments shall terminate, and (ii) declare by written notice to the Borrower all amounts payable by the Borrower under this Note to be immediately due and payable, whereupon such amounts shall become immediately due and payable. Except as expressly provided for in the Loan Documents, the Borrower waives notice of any default or event of default (however denominated), notice of intent to accelerate, notice of acceleration, presentment, demand, notice of dishonor, notice of setoff, notice of the initiation of any suit, notice of any action against any credit support or collateral, and notice of any other action or remedy.

         If the Borrower fails to pay when due any amount payable under this Note, the amount not paid when due shall bear interest beginning on the date due until paid in full at the lesser of 17.00% per annum, calculated based upon a 365/366 day year for the actual number of days elapsed, or the Highest Lawful Rate (as defined below). As used herein, the term "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non usurious interest rate than applicable laws now allow. NOTWITHSTANDING the foregoing or any other term in this Note to the contrary, it is the intention of the Lender and the Borrower to conform strictly to any applicable usury laws. Accordingly, if the Lender con tracts for, charges, or receives any consideration in connection with this Note which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at the Lender's option be applied to the outstanding amount of the loans made hereunder or be refunded to the Borrower. In determining whether any interest exceeds the Highest Lawful Rate, such interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of this Note.

         During the continuation of an Event of Default, the Lender is authorized at any time, to the fullest extent permitted by law, to setoff and apply any indebtedness owed by the Lender to the Borrower against any and all of the obligations of the Borrower under this Note, irrespective of whether or not the Lender shall have made any demand under this Note and although such obligations may be contingent and unmatured.

         During the continuation of an Event of Default, the Lender may exercise all of its rights under the Loan Documents and all other rights at law or in equity.

         During the continuation of an Event of Default, the Lender may exercise the conversion feature of this Note as set forth below.


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         During the continuation of an Event of Default, all payments received in respect of obligations under this Note shall be applied in the order determined by the Lender.

         No right, power, or remedy conferred to the Lender in this Note or in any documents securing or supporting this Note or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Lender shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. No notice to or demand upon the Borrower shall entitle the Borrower to similar notices or demands in the future. Without limiting the generality of this paragraph, no description of the right to accelerate this Note, charge default interest under this Note, or otherwise exercise remedies under this Note shall limit the right of the Lender to take such actions with respect to such Note under any other Loan Document.

5.       Conversion.

         5.1 Certain Definitions. As used in this Section 5, the following terms shall have the following meanings:

         "Average Price" with respect to Common Stock means, on any day or for any period, as applicable, the trade weighted average of the sales prices for such shares as reported on Bloomberg News Services (i) on the American Stock Exchange or (ii) if such shares are not so listed, then on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded or (iii) if such shares are not listed on any national securities exchange, then the prices at which transactions are effected through the NASDAQ National Market as reported by NASDAQ or, (iv) if such shares shall not be listed thereon, the trade weighted average of all transactions in Common Stock in an over-the-counter market.

         "Common Stock" means the Borrower's Common Stock, no par value.

         "Conversion Price" means as of any date of determination, the lesser of
(a) U.S. $4.00 and (b) the Average Price of the Common Stock for the 5 trading days preceding the date of determination, subject to adjustment as provided for in this Section 5.



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         5.2 Principal Conversion. The Lender may convert any portion of the outstanding principal amount of this Note into that number of fully paid and non-assessable shares of Common Stock obtained by dividing the portion of the outstanding principal amount of this Note being converted by the Conversion Price. The outstanding principal amount of this Note may be converted by an executed notice of conversion provided by the Lender to the Borrower. Upon request of the Borrower in connection with any conversion of the principal of this Note, the Lender shall surrender this Note to the Borrower at its office in Dedham, Massachusetts. If less than all of the outstanding principal amount of this Note is converted, the Borrower shall issue to the Lender a restatement of this Note for the remaining principal amount of this Note. The Lender shall have no obligation to convert this Note.

         5.3 Interest Conversion. The Lender may convert any portion of the accrued but unpaid interest on this Note, and upon any conversion of all or a portion of the outstanding principal amount of this Note pursuant to Section 5.2, the Lender shall convert the accrued but unpaid interest attributable to such principal being converted, into that number of fully paid and non-assessable shares of Common Stock obtained by dividing the portion of the accrued but unpaid interest on this Note being converted by the Conversion Price. Accrued but unpaid interest on this Note may be converted by an executed notice of conversion provided by the Lender to the Borrower. Except as expressed above in connection with any conversion of principal, the Lender shall have no obligation to convert any accrued but unpaid interest on this Note.

         5.4 Issuance of Common Stock on Conversion. As promptly as practicable after conversion, the Borrower shall deliver or cause to be delivered to the Lender certificates representing the number of fully paid and nonassessable shares of Common Stock due upon such conversion in accordance with the provisions of this Section 5. Such conversion shall be deemed to have been made at the close of business on the date that the applicable notice of conversion was received by the Borrower so that the rights of the Lender with respect to the principal or interest being converted shall cease at such time and, subject to the following provisions of this Section 5.4, the Lender shall be treated for all purposes as having become the record holder of such Common Stock at such time and such conversion shall be at the applicable Conversion Price in effect at such time; provided, however, that no conversion on any date when the stock transfer books of the Borrower shall be closed shall be effective to constitute the Lender as the record holder of such Common Stock on such date, but such conversion shall be effective to constitute the Lender as the record holder for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; and, in that event such conversion shall be at the applicable Conversion Price in effect on the date of conversion, as if the stock transfer books of the Borrower had not been closed.


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If the last day for the exercise of the conversion right shall not be a Business
Day, then such conversion right may be exercised on the next succeeding Business Day.

         No fractional shares of Common Stock shall be issued upon conversion. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion, the Borrower shall pay a cash adjustment in respect of such fraction in an amount equal to such fraction of a share multiplied by the Conversion Price.

         5.5 Antidilution Adjustments. The number and kind of securities issuable upon the conversion of the Note shall be subject to adjustment from time to time upon the happening of certain events occurring on or after the date of original issue of the Note as follows:

                  (i) In case of any reclassification or change of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination), or in case of any consolidation or merger of the Borrower with or into another corporation (other than a merger with another corporation in which the Borrower is the surviving corporation and which does not result in any reclassification or change -- other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination -- of shares of Common Stock issuable upon exercise of these conversion rights), or in the case of a sale or conveyance in a single transaction or in a series of related transactions with the same purchaser or affiliates thereof of all or substantially all the assets of the Borrower as an entirety, or a statutory share exchange in which all shares of Common Stock are exchanged for shares of another corporation or entity, the Lender shall have, and the Borrower, or such successor entity or purchaser, shall covenant in the constituent documents effecting any of the foregoing transactions that the Lender has, the right to obtain upon the exercise of these conversion rights, in lieu of each share of Common Stock theretofore issuable upon exercise of these conversion rights, the kind and amount of shares of stock, other securities, money, and property receivable upon such reclassification, change, consolidation or merger, conveyance or sale of assets, or share exchange by a holder of one share of Common Stock issuable upon exercise of these conversion rights as if they had been exercised immediately prior to such reclassification, change, consolidation or merger, conveyance or sale of assets, or share exchange. The constituent documents effecting any reclassification, change, consolidation or merger, or share exchange shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 5.5. The provisions of this paragraph shall similarly apply to successive reclassifications, changes, consolidations or mergers, conveyances or sales of assets, or share exchanges.



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                  (ii) If the Borrower at any time while the Note is outstanding shall subdivide or combine its Common Stock, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Borrower shall take a record of holders of its Common Stock for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination or, if the Borrower shall take a record of holders of its Common Stock for the purpose of so combining, as at such record date, whichever is earlier.

                  (iii) If the Borrower at any time while the Note is outstanding shall pay to any holders of stock of the Borrower a dividend payable in, or make any other general distribution of, Common Stock (other than in satisfaction of dividend obligations with respect to the preferred stock of the Borrower which are payable in Common Stock (A) for which the Common Stock is valued at the Average Price at the time of issuance, or (B) payable with respect to (y) preferred stock of the Borrower held by the Lender or an Affiliate of the Lender or (z) the 2,500 Series VIII 10% Convertible Redeemable Preference Shares), the Conversion Price shall be adjusted, as of the date the Borrower shall take a record of the holders of such stock for the purpose of determining the holders entitled to receive such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that price determined by multiplying the Conversion Price in effect immediately prior to such record date (or if no such record is taken, then immediately prior to such payment or other distribution) by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

                  (iv) If the Borrower shall issue to all holders of its Common Stock any warrant, option, or other right to subscribe for or purchase Common Stock at a price per share less than the Average Price at the time of issuance, the Conversion Price shall be adjusted, as of the date the Borrower shall take a record of the holders of its Common Stock for the purpose of receiving such issuance, to that price determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance plus the



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         number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Average Price at the time of issuance, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance plus the number of additional shares of Common Stock offered for subscription or purchase.

                  (v) If the Borrower shall distribute to all holders of its Common Stock evidences of indebtedness of the Borrower, shares of capital stock of the Borrower (other than Common Stock), or assets, or rights or warrants to subscribe for or purchase any of its securities (excluding those dividends, warrants, options, and rights referred to in subparagraph (iv)), then in each case the Conversion Price shall be adjusted, as of the date the Borrower shall take a record of the holders of its Common Stock for the purpose of determining the holders entitled to receive such distribution, to that price determined by multiplying the Conversion Price by a fraction the numerator of which shall be the Conversion Price less the fair market value (as determined by the Board of Directors of the Borrower, whose determination shall be conclusive) of the evidences of indebtedness of the Borrower, shares of capital stock of the Borrower (other than Common Stock), or assets, or rights or warrants to subscribe for or purchase any of its securities (excluding those dividends, warrants, options, and rights referred to in subparagraph (iv)), so distributed in respect of one share of Common Stock and the denominator of which is the Conversion Price.

                  (vi) No adjustment of the Conversion Price shall be made in an amount less than $.01 per share, but any such lesser adjustment shall be carried forward and shall be made at the time together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to $.01 per share or more.

         If any shares of Common Stock required to be reserved for the purposes of conversion of the Note hereunder require registration with or approval of any governmental authority under any federal or state law, or listing upon any national securities exchange, before such shares may be issued upon conversion, the Borrower will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered, approved, or listed, as the case may be.

         5.6 Certain Notices and Calculations. Whenever the Conversion Price is adjusted as provided in Section 5.5, the Borrower shall promptly deliver to the holder hereof a certificate signed by two officers of the Borrower setting forth the Conversion Price after


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such adjustment and setting forth a brief statement of the facts requiring such adjustment and the computation thereof.

         5.7 Reservation of Shares. The Borrower covenants that it will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of issue upon conversion of this Note as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of this Note. The Borrower covenants that all shares of Common Stock which shall be so issuable shall, upon issuance, be duly and validly issued and fully paid and non-assessable. The Borrower shall from time to time, in accordance with applicable law, increase the authorized amount of its Common Stock if at any time the authorized amount of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all Notes at the time outstanding.

         5.8 Certain Covenants. Before taking any action which would cause an adjustment reducing the Conversion Price below the then stated or par value of the Common Stock issuable upon conversion of this Note, the Borrower will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Borrower may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted conversion price.

         5.9 Certain Notices. In case:

                  (i) the Borrower shall authorize the distribution to all holders of Common Stock of evidences of its indebtedness or assets (other than cash dividends or other cash distributions paid out of surplus); or

                  (ii) the Borrower shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock or any class or of any other rights; or

                  (iii) of any reclassification of the capital stock of the Borrower (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Borrower is a party and for which approval of any stockholders of the Borrower is required, or of the sale, lease, or transfer of all or substantially all of the property of the Borrower; or

                  (iv) of the voluntary or involuntary dissolution, liquidation, or winding up of the Borrower;


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then, in each case, the Borrower shall provide to the Lender at least 20 days, but not more than 45 days, prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights, or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, lease, transfer, dissolution, liquidation, or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, lease, transfer, dissolution, liquidation, or winding up.

6.       Miscellaneous.

         This Note shall be governed by the laws of British Columbia and the applicable laws of Canada without regard to conflicts of law principles which would select another law.


                            [signature page follows]


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         EXECUTED as of the date first above written.

                                  KAFUS INDUSTRIES LTD., f/k/a
                                  KAFUS ENVIRONMENTAL INDUSTRIES LTD.


                                  By:
                                     ----------------------------------
                                  Name:
                                       --------------------------------
                                  Title:
                                        -------------------------------


[Term Loan D Note]